EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-258318 and 333-259747), and Form S-8 (Nos. 333-259553 and 333-261196) of Palisade Bio , Inc. (formerly Seneca Biopharma, Inc.) of our report dated March 17, 2022, relating to the consolidated financial statements of Palisade Bio, Inc. (the “Company”), which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

March 17, 2022